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                        CHALLENGER INVESTMENT FUND, INC.

                              ARTICLES OF AMENDMENT


     Challenger Investment Fund, Inc., a Maryland corporation having its principal office in Baltimore City, Maryland (hereinafter called the Corporation), hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

     FIRST:  The charter of the Corporation is hereby amended by striking out
Article VIII, Section (a) of the Articles of Incorporation and inserting in lieu thereof the following:

          (a) Any shareholder of record in the corporation desiring to dispose of his shares may deposit his certificate or certificates for such shares with the corporation or its agent, duly endorsed or accompanied by a proper instrument of transfer, with a request that the corporation redeem the shares represented thereby. Upon any such deposit being made, the corporation shall be required to redeem said shares but only at the net asset value of such shares next determined following their deposit. Payment for such shares shall be made by the corporation within seven days after the date upon which the shares are deposited. Whenever the board of directors, by declaration or resolution, has suspended the determination of net asset value pursuant to the provisions of these articles of incorporation, the right of any shareholder to require the corporation to redeem his shares shall be likewise suspended. At any time such suspension is in effect any shareholder may withdraw his certificate or certificates from deposit or may leave the same on deposit, in which case the redemption price shall be the net asset value next determined after the suspension is terminated.

     SECOND: The board of directors of the Corporation on April 7, 1977 duly adopted a resolution in which was set forth the foregoing amendment to the charter, declaring that the said amendment of the charter as proposed was advisable and directing that it be submitted for action thereon by the shareholders of the Corporation at the annual meeting to be held on June 15, 1977.

     THIRD: Notice setting forth a summary of the changes to be effected by said amendment of the charter and stating that a purpose of the meeting of the stockholders would be to take action thereon, was given, as required by law, to all stockholders entitled to vote thereon. The amendment of the charter of the Corporation as hereinabove set forth was approved by the stockholders of the Corporation at said meeting by the affirmative vote of more than two-thirds of all the votes entitled to be cast thereon.

     FOURTH: The amendment of the charter of the Corporation as hereinabove set forth has been duly advised by the board of directors and approved by the stockholders of the Corporation.

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     IN WITNESS WHEREOF,  Challenger Investment Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and
witnessed by its Assistant Secretary on    July  12   , 1977.

                              CHALLENGER INVESTMENT FUND, INC.



                              By
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                                Dean R. Kleckner,  President

WITNESS:



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Ben C. Buckingham,  Assistant Secretary

     THE UNDERSIGNED, President of Challenger Investment Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.




                                                ------------------------------
                                                Dean R. Kleckner